Exhibit 10.1

UNIFI, INC.

Director Compensation Policy*

(Effective as of October 26, 2016)

Each director, who is considered “independent” within the meaning of the Director Independence Standards adopted by the Board of Directors, which are inclusive of Section 303A.02 of the New York Stock Exchange Listed Company Manual, will receive the following compensation for service on the Board of Directors:

•	$45,000 annual retainer for the Chairman, payable (at the director’s election) in cash or restricted stock units;

•	$15,000 annual retainer for the chair of the Audit Committee, payable (at the director’s election) in cash or restricted stock units;

•	$10,000 annual retainer for the chairs of the Compensation Committee and the Corporate Governance and Nominating Committee, payable (at the director’s election) in cash or restricted stock units;

•	an annual equity grant of $125,000 in the form of restricted stock units on the day of election to the Board at the annual shareholders’ meeting, which units vest in full upon grant; and

•	reimbursement of reasonable expenses incurred for attending Board and committee meetings.

Any independent director who is initially appointed or elected to the Board of Directors other than at the annual meeting of shareholders will receive an equity grant in the form of restricted stock units one day following such appointment or election, where the amount of units to be granted would be calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of shareholders.

Directors who are not determined to be “independent” as defined above will receive no compensation for serving as directors.

*	Adopted by the Corporate Governance and Nominating Committee and the Board of Directors on October 26, 2016.